Exhibit 99.1

Stellar Biotechnologies Reports First Quarter 2017 Financial Results

- Company continues scale-up initiatives to support greater production capacity.

LOS ANGELES, Feb. 6, 2017 /PRNewswire/ -- Stellar Biotechnologies, Inc. (Nasdaq: SBOT), a leading manufacturer of a key protein utilized in multiple immunotherapy development pipelines targeting cancers, Alzheimer's and lupus, among other diseases, today reported financial results for the three months ended December 31, 2016 and provided an update on its business.

Last month, the company announced that it had completed key steps under a strategic initiative to expand production of its Stellar KLH products, including the formation of a new subsidiary to support Stellar's plan to establish a second aquaculture facility. Stellar has also initiated plans to optimize KLH protein manufacturing processes at its primary facility in Port Hueneme, California. The launch of the optimization plan is intended to increase the scalability and throughput capacity of existing manufacturing systems, which were originally developed to provide clinical development stage quantities of the company's KLH protein, which is utilized by drug developers as a carrier molecule.

"We are preparing our infrastructure and processes to support our customers as they reach exciting inflection points in their clinical studies. Our goal is to be in a position to increase production capacity in order to supply multiple commercial-scale drugs currently under development, while continuing to manage upfront costs," said Stellar President and CEO Frank Oakes. "Over the past two years, we have increased our customer base due in part to the control, traceability and scalability of our Stellar KLH products, and we look forward to building on this track record with new customers."

Stellar Chief Financial Officer Kathi Niffenegger reported that expenditures for the first three months of fiscal 2017 were in line with management's expectations. "We continue to effectively manage our working capital. Our spending in the first quarter reflected our ongoing priorities in research and development as well as the optimization our manufacturing and related processes," she said.

First Quarter Financial Results

Total revenues decreased by $0.35 million to $0.14 million for the quarter ended December 31, 2016 compared to $0.49 million for the same period last year due to a decrease in product sales volumes, which are subject to variability associated with the rate of development and progression of clinical studies of third-party products that utilize Stellar KLH. Product sales were also impacted by a higher customer concentration over the comparable period. In December 2015, the company successfully completed a collaboration agreement, and there has been no contract services revenue since then.

Total expenses decreased by $0.24 million to $1.56 million for the quarter ended December 31, 2016 compared to $1.80 million for the same period last year.

Costs of sales and contract services decreased by $0.23 million to $.08 million for the quarter ended December 31, 2016 compared to $0.31 million for the same period last year primarily due to decreased product sales.

Research and development expenses increased by $0.17 million to $0.46 million for the quarter ended December 31, 2016 compared to $0.29 million for the same period last year. The increase was primarily due to research and development activities intended to increase the scalability and throughput capacity of existing manufacturing systems.

General and administrative expenses decreased by $0.18 million to $0.93 million for the quarter ended December 31, 2016 compared to $1.11 million for the same period last year primarily due to reduced legal and professional fees and public company expenses, which were higher in the comparable period due to the company's Nasdaq uplisting in November 2015.

Other loss decreased by $0.24 million to an overall loss of $0.07 million for the quarter ended December 31, 2016 compared to an overall loss of $0.32 million for the same period last year primarily due to a noncash change in fair value of warrant liability related to warrants with Canadian dollar exercise prices as well as a decrease in foreign exchange loss.

For the quarter ended December 31, 2016, Stellar reported a net loss of $1.49 million, or $0.15 per basic share, compared to a net loss of $1.63 million, or $0.19 per basic share, for the same period last year.

At December 31, 2016, the company had working capital of approximately $10 million. Cash, cash equivalents and short-term investments totaled $9.88 million.

Stellar filed its Form 10-Q for the quarter ended December 31, 2016 with the Securities and Exchange Commission on February 6, 2017. To view the company's filings, please visit the website of the Securities and Exchange Commission at www.sec.gov. To view the company's filings with the Canadian Securities Administrators (CSA), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website at www.sedar.com.

About Stellar Biotechnologies
Based north of Los Angeles at the Port of Hueneme, Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar is unique in its proprietary methods, facilities, and KLH technology. The company is committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies. Stellar KLH is a trademark of Stellar Biotechnologies.

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Stellar Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; anticipated requirements for operating capital; governmental regulations and the ability or failure to comply with governmental regulations; changes in trade policy and international law; the timing of Stellar's or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of Stellar's joint ventures and strategic partnerships; and other factors referenced in Stellar's filings with securities regulators. For a discussion of further risks and uncertainties related to the Stellar's business, please refer to Stellar's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Stellar assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Condensed Interim Consolidated Statements of Operations
(Unaudited - Prepared by Management)
(Expressed in US Dollars )

	Three Months Ended
	December 31,	December 31,
	2016	2015

Revenues:
Product sales	$ 141,856	$ 456,160
Contract services revenue	-	32,000

Total Revenues	141,856	488,160

Expenses:
Costs of sales and contract services	78,565	312,063
Costs of aquaculture	84,835	84,913
Research and development	460,865	288,849
General and administrative	932,067	1,109,689

Total Expenses	1,556,332	1,795,514

Loss from Operations	(1,414,476)	(1,307,354)

Other Income (Loss):
Foreign exchange gain (loss)	(77,390)	(109,128)
Increase (decrease) in fair value of warrant liability	-	(211,956)
Other income	6,994	5,835

Income tax expense	800	7,200

Net Loss	$ (1,485,672)	$(1,629,803)

Loss per common share:
Basic and diluted	$ (0.15)	$ (0.19)

Weighted average number of common shares outstanding:
Basic and diluted	10,136,258	8,373,323

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in US Dollars )

	December 31,	September 30,
	2016	2016

Assets:
Cash, cash equivalents and short-term investments	$ 9,879,007	$ 11,405,698
Other current assets	710,943	693,957
Noncurrent assets	877,103	838,149

Total Assets	$ 11,467,053	$ 12,937,804

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$ 602,123	$ 623,644
Shareholders' equity	10,864,930	12,314,160

Total Liabilities and Shareholders' Equity	$ 11,467,053	$ 12,937,804

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management)
(Expressed in US Dollars )

	Three Months Ended
	December 31,	December 31,
	2016	2015

Cash Flows Used In Operating Activities:
Net loss	$ (1,485,672)	$(1,629,803)
Items not affecting cash:
Depreciation and amortization	45,470	32,386
Share-based compensation	36,442	124,496
Foreign exchange loss	77,390	109,128
Loss in fair value of warrant liability	-	211,956
Changes in working capital items	(38,664)	(22,708)

Net cash used in operating activities	(1,365,034)	(1,174,545)

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(84,424)	(175,019)
Purchase of short-term investments	(4,804)	(1,629)

Net cash used in investing activities	(89,228)	(176,648)

Cash Flows From Financing Activities:
Proceeds from exercise of warrants and options	-	1,368,260

Net cash provided by financing activities	-	1,368,260

Effect of exchange rate changes on cash and cash equivalents	(77,233)	(85,020)

Net change in cash and cash equivalents	(1,531,495)	(67,953)

Cash and cash equivalents - beginning of period	7,416,904	3,955,503

Cash and cash equivalents - end of period	$ 5,885,409	$ 3,887,550

CONTACT: Gary Koppenjan, Sr. Director of Investor Relations and Communications, (805) 488-2800, IR@stellarbiotech.com